UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 25, 2016

MIRAMAR LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-191545	80-0884221
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2790 Walsh Avenue Santa Clara, California	95051
(Address of principal executive offices)	(Zip Code)

(408) 579-8700
(Registrant’s telephone number, including area code)

N/A
(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On August 25, 2016, the Board of Directors (the “Board”) of Miramar Labs, Inc. (the “Company”) appointed Patrick F. Williams, to serve as a member of the Board and Chairman of the Company's Audit Committee, effective August 25, 2016. Mr. Williams has been appointed as a Class II director of the Company with a term expiring at the Company’s 2018 Annual Meeting of Stockholders.
As a non-employee director, it is expected that Mr. Williams will receive an annual cash retainer of $35,000 for his service as a member of the Board and $15,500 for serving as the Chairman of the Company's Audit Committee. In addition, the Company expects to enter into an indemnification agreement with Mr. Williams in connection with his appointment to the Board, which is expected to be in substantially the same form as that entered into with the other directors of the Company. There are no arrangements or understandings between Mr. Williams and any other persons pursuant to which he was elected as a director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Williams, age 44, served as Chief Financial Officer and Senior Vice President from November 2012 to April 2016 and currently serves as a consultant for ZELTIQ Aesthetics, Inc. (NSDQ: ZLTQ), a medical device company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform for the aesthetic market. From June 2007 to November 2012, Mr. Williams worked at NuVasive, Inc. (NSDQ: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine, most recently as Vice President of Strategy and Investor Relations and previously as Vice President of Finance and Investor Relations. Mr. Williams has nearly 20 years of financial management experience in developing long-term growth and operational strategies to support top-line growth and operating margins. He has had responsibility for managing all aspects of investor relations efforts as well as leading information technology groups. Prior to NuVasive, Mr. Williams served as Director of Financial Planning and Analysis at Callaway Golf Company (NYSE: ELY), where he managed the day-to-day operations of the finance department including budgeting and forecasting, company-wide operational analysis and financial reporting. Mr. Williams holds an MBA in Finance and Management from San Diego State University and a Bachelor of Arts in Economics from University of California, San Diego.
A copy of the press release announcing the appointment of Mr. Williams as a member of the Board is filed as Exhibit 99.1 to this Current Report. The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 31, 2016, the Company filed a certificate of amendment of amended and restated certificate of incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to provide that the directors of the Company shall be divided into three classes as nearly equal in size as is practicable, designated as Class I, Class II and Class III, effective upon the filing of the Certificate of Amendment. The Board and stockholders of the Company previously approved the Certificate of Amendment.
The foregoing description of the Certificate of Amendment is qualified by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Miramar Labs, Inc.
99.1	Press Release of Miramar Labs, Inc. dated August 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIRAMAR LABS, INC.

Date: August 31, 2016	By:	/s/ R. Michael Kleine
		Name:	R. Michael Kleine
		Title:	Chief Executive Officer

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